Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Enterprise Product Partners L.P. of (i) our report dated April 15, 2004 relating to the combined financial statements of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing, L.P., which appears in the Current Report on Form 8-K of Enterprise Products Partners L.P. dated April 16, 2004 and (ii) (A) our report dated March 12, 2004 relating to the consolidated financial statements of GulfTerra Energy Partners, L.P. and (B) our report dated March 17, 2004 relating to the financial statements of Poseidon Oil Pipeline Company, L.L.C., appearing in the Current Report on Form 8-K of Enterprise Products Partners L.P. dated April 20, 2004.

/s/ PricewaterhouseCoopers LLP

Houston, TX
May 19, 2004